Exhibit 99.1

Press Contact:
Barry Holt
203-517-3110
bholt@informationsg.com

Investor Contact:
David Berger
203-517-3104
dberger@informationsg.com

INFORMATION SERVICES GROUP ANNOUNCES

THIRD QUARTER 2009 FINANCIAL RESULTS

Third Quarter Revenues of $32.5 Million, Down 21% from 2008;

Third Quarter Adjusted EBITDA of $4.9 Million, Down 24% from 2008;

Diluted Third Quarter Cash EPS of $0.10

Impairment Charge of $6.8 Million Recorded During Third Quarter

STAMFORD, Conn., November 4, 2009 — Information Services Group, Inc. (ISG) (NASDAQ: III, IIIIU, IIIIW), an industry-leading, information-based services company, today announced financial results for the third quarter of 2009 which ended on September 30, 2009.

Third Quarter 2009 Results

ISG reported total revenues of $32.5 million during third quarter 2009, a decrease of $8.6 million (or 21%) from $41.1 million in the third quarter of 2008.  Reported revenues decreased 18% before the impact of currency translation.  Fee revenues (revenues before client reimbursable expenses) aggregated $29.9 million during the third quarter of 2009, a decrease of 21% year-over-year (down 18% before the impact of currency translation).  Revenues in the Americas decreased 14% for the quarter.  Revenues from international operations decreased 25% on a constant currency basis and 29% including the impact of currency translation from third quarter 2008 levels.  Revenues were essentially flat to second quarter 2009 before the impact of currency translation. During third quarter, revenues related to new sourcing transactions decreased as current and prospective clients continued to defer the implementation of new sourcing strategies in the face of the continuing economic downturn.  This decrease was partially offset by higher demand for contract renegotiation support and post contract management and governance services.

ISG reported a $4.2 million operating loss for the three months ended September 30, 2009 compared with a reported operating income of $3.8 million during the same 2008 period.  The third quarter 2009 operating loss was attributable to a $6.8 million charge for the impairment of indefinite life intangible assets associated with trademarks and trade names.  The non-cash impairment charge resulted primarily from 2009 revenue

Information Services Group, Inc. | Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901

compression driven by the global recession which has impacted and reduced sourcing industry activity. Excluding the impact of the impairment charge and year-on-year currency translation on reported revenues and expenses, operating income was down $0.6 million or 21% from third quarter 2008 levels.

Third quarter 2009 earnings before interest, taxes, depreciation amortization and non-cash impairment charges (adjusted EBITDA, a non-GAAP measure) totaled $4.9 million (16.3% of fee revenues).  This represents a decrease of 24% compared with third quarter 2008 EBITDA of $6.4 million (16.9% of fee revenues).  Excluding the impact of currency translation, adjusted EBITDA declined by $0.8 million or 15% from third quarter 2008 levels.

The declines in operating income before the impact of the impairment charge and adjusted EBITDA reported during the third quarter of 2009 were primarily the result of lower revenue levels in all regions partially offset by reductions of direct costs as well as selling and general and administrative expenses of 25% and 12%, respectively resulting from ongoing cost productivity programs.

Reported fully diluted earnings per share (EPS) for third quarter 2009 totaled a loss of $0.11 (positive $0.02 before the previously discussed impairment charge) versus $0.05 for the same 2008 period.  Fully diluted cash EPS (a non-GAAP measure) for third quarter 2009 was $0.10 compared with $0.13 for third quarter of 2008.  The decrease in diluted cash EPS was principally attributable to lower revenues partially offset by expense reductions and cost productivity.

Other Financial and Operating Highlights

Cash and cash equivalents aggregated $42.9 million at September 30, 2009 compared with $45.8 million at June 30, 2009 and $61.1 million at December 31, 2008.  The decrease in cash balances from year-end 2008 was principally attributable to term loan principal and interest payments and the disbursement of 2008 variable incentive plan payments during March 2009.  Total outstanding debt at September 30, 2009 was $76.8 million compared with $81.8 million at June 30, 2009 and $94.1 million at December 31, 2008.  ISG made principal repayments of $12.0 million and $5.0 million in June and September 2009, respectively.  In addition, during September 2009 ISG agreed to make additional principal repayments of $5.0 million and $2.0 million in December 2009 and March 2010.  In consideration of the principal repayment made in September 2009 and the required repayments due in December 2009 and March 2010, ISG’s lenders agreed to amend the total leverage ratio for the balance of the term of the loan to provide the Company with greater financial flexibility.

“ISG remains focused on cost productivity, investing in new products and services, expanding our global presence, retaining and recruiting the best professional advisors in the industry and pursuing acquisitions to expand capabilities and scale.  Although growth in the overall sourcing market remains challenging in 2009, ISG’s third quarter revenues were essentially flat to the second quarter 2009 on a constant currency basis.  We experienced year-on-year growth in the automotive and financial service sectors for the first time since 2007 as well as strong demand from companies in the retail and restaurant verticals.  We also continued to expand our post contract governance services business and signed our first major contract in China.  As world economic activity stabilizes and corporate confidence returns, we believe ISG is well positioned to support our clients’ efforts to lower their costs and drive business improvements,” said Michael P. Connors, Chairman and CEO of ISG.

Conference Call

ISG has scheduled a conference call at 2:00 p.m. Eastern Standard Time, Thursday, November 5, 2009, to discuss the Company’s financial results.  The call can be accessed by dialing 1 (800) 723-6498 or for international callers 001 (785) 830-7989.  The access code is 4817599.

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About Information Services Group, Inc.

Information Services Group, Inc. (ISG) was founded in 2006 to build an industry-leading, high-growth, information-based services company by acquiring and growing businesses in advisory, data, business and media information services.  In November 2007, ISG acquired TPI, the largest sourcing advisory firm in the world.  Based in Stamford, Connecticut, ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees.  For more, visit www.informationsg.com.

About TPI

TPI, a unit of ISG, is the founder and innovator of the sourcing advisory industry, and the largest sourcing data and advisory firm in the world.  TPI is expert at a broad range of business support functions and related research methodologies. Utilizing deep functional domain expertise and extensive practical experience, TPI’s accomplished industry experts collaborate with organizations to help them advance their business operations through the best combination of business process improvement, shared services, outsourcing and offshoring.  In addition, TPI Momentum, a business unit of TPI, provides information and insights to outsourcing and offshoring service providers to help them provide enhanced services to their sourcing clients. For additional information, visit www.tpi.net.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP).  In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and nine months ended September 30, 2009 and September 30, 2008.  ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information.  These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income plus income taxes, net interest income/(expense), depreciation, amortization of intangible assets resulting from acquisitions and non-cash impairment charges for goodwill and intangible assets) and cash earnings (defined as net income plus amortization of intangible assets, non-cash stock based compensation and non-cash impairment charges for goodwill and intangible assets) and selected financial data on a constant currency basis (using foreign currency exchange rates as of November 30, 2008), which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations.  These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure.  Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and TPI including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and TPI’s intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) financial condition of various clients in the financial, automotive and transportation sectors which account for significant portions of the Company’s revenues and may maintain sizable accounts receivables with the Company; and (14) ability to achieve the cost reduction and productivity improvements contemplated in the previously announced “Value Creation Plan” and in subsequent programs.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission (“SEC”).  ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenue	$32,462	$41,123	$98,279	$137,370
Operating expenses
Direct costs and expenses for advisors	16,968	22,771	49,447	76,827
Selling, general and administrative	10,532	11,934	35,647	39,482
Depreciation and amortization	2,366	2,614	7,160	7,793
Impairment of intangible assets	6,800	—	6,800	—
Operating (loss) income	(4,204)	3,804	(775)	13,268
Interest income	39	307	254	963
Interest expense	(1,111)	(1,572)	(3,640)	(5,162)
Foreign currency transaction (loss) gain	(107)	(3)	(151)	405

Income (loss) before taxes	(5,383)	2,536	(4,312)	9,474
Income tax benefit (provision)	1,786	(1,079)	1,354	(3,930)
Net (loss) income	$(3,597)	$1,457	$(2,958)	$5,544

Weighted average shares outstanding:
Basic	31,478	31,208	31,456	31,290
Diluted	31,478	31,281	31,456	31,357

(Loss) income per share:
Basic	$(0.11)	$0.05 ##	$(0.09)	$0.18
Diluted	$(0.11)	$0.05	$(0.09)	$0.18

Adjusted EBITDA	$4,855	$6,415	$13,034	$21,466
Less:
Income taxes	(1,786)	1,079	(1,354)	3,930
Interest expense (net of interest income)	1,072	1,265	3,386	4,199
Depreciation and amortization	2,366	2,614	7,160	7,793
Impairment of intangible assets	6,800	—	6,800	—
Net (loss) income	(3,597)	1,457	(2,958)	5,544
Plus:
Amortization	2,036	2,212	6,108	6,636
Impairment of intangible assets, net of tax	4,140	—	4,140	—
Non-cash stock compensation	563	460	1,873	1,813
Cash Earnings	$3,142	$4,129	$9,163	$13,993

Cash Earnings Per Share:
Basic	$0.10	$0.13	$0.29	$0.45
Diluted	$0.10	$0.13	$0.29	$0.45

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	September 30, 2009	Three Months Ended	Constant currency	September 30, 2008
	September 30, 2009	impact (1)	Adjusted	September 30, 2008	impact (1)	Adjusted
Revenue	$32,462	$(1,912)	$30,550	$41,123	$(3,758)	$37,365
Operating income (2)	$2,596	$(485)	$2,111	$3,804	$(1,125)	$2,679
EBITDA (2)	$4,855	$(378)	$4,477	$6,415	$(1,121)	$5,294

			Nine Months Ended			Nine Months Ended
	Nine Months Ended	Constant currency	September 30, 2009	Nine Months Ended	Constant currency	September 30, 2008
	September 30, 2009	impact (1)	Adjusted	September 30, 2008	impact (1)	Adjusted
Revenue	$98,279	$(3,339)	$94,940	$137,370	$(13,491)	$123,879
Operating income (2)	$6,025	$(549)	$5,476	$13,268	$(2,821)	$10,447
EBITDA (2)	$13,034	$(374)	$12,660	$21,466	$(2,921)	$18,545

(1) Using foreign currency rates as of November 30, 2008

(2) Excluding impairment of intangible assets charge of $6.8 million recorded in the third quarter of 2009